Exhibit 8.1

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	BEIJING
75201-2980	DALLAS
DUBAI
TEL +1 214.953.6500	HONG KONG
FAX +1 214.953.6503	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON

October 31, 2011

Blueknight Energy Partners, L.P.
Two Warren Place
6120 South Yale Avenue, Suite 500
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

                        We have acted as counsel to Blueknight Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933 (the "Securities Act") of the offer and sale (the "Offering") by the Partnership of up to 11,846,990 Series A Preferred Units representing limited partner interests in the Partnership (the "Series A Preferred Units").

The Series A Preferred Units are being issued pursuant to a prospectus supplement, dated September 27, 2011 (the "Prospectus Supplement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) on September 27, 2011, to a prospectus dated July 26, 2011 (the "Prospectus"), included in a Registration Statement on Form S-3 (Registration No. 333-175124) (the "Registration Statement"), which Registration Statement was declared effective by the Commission on July 26, 2011.  The Offering is being made in connection with the distribution by the Partnership to its unitholders of transferable subscription rights to purchase the Series A Preferred Units.

In connection therewith, we prepared the discussion set forth under the caption "Material Income Tax Considerations" in the Prospectus and "Material U.S. Federal Income Tax Considerations" in the Prospectus Supplement (together, the "Discussions").  All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption "Material Income Tax Considerations," and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption "Material U.S. Federal Income Tax Considerations," in both cases qualified by the limitations contained in the Discussions.  In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

Our opinion is expressed as of the date hereof and is based on provisions of the Internal Revenue Code of 1986, Treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or facts or in circumstances surrounding the Offering may affect the validity of our opinion.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention.  Further, our opinion is not binding on the Internal Revenue Service or a court.  There can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof.  We also consent to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the headings "Material Income Tax Considerations" and "Legal Matters" in the Prospectus and under the headings "Material U.S. Federal Income Tax Considerations" and "Legal Matters" in the Prospectus Supplement.  By giving these consents, we do not admit that we are experts within the meaning of Section 7 or Section  11 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.